Exhibit 3.3

OPRICHTING / INCORPORATION
WILLIS NETHERLANDS HOLDINGS B.V.
Baker & McKenzie Amsterdam N.V.
Claude Debussylaan 54, 1082 MD Amsterdam
Tel:+31(20)5517 555
Fax:+31(20)6267 949

INDEX

HOOFDSTUK I: Begripsbepalingen	2
Artikel 1.	2

HOOFDSTUK II: Naam. Zetel. Doel	2
Artikel 2. Naam en zetel	2
Artikel 3. Doel	2

HOOFDSTUK III: Kapitaal en aandelen. Register	2
Artikel 4. Maatschappelijk kapitaal	2
Artikel 5. Register van aandeelhouders	3

HOOFDSTUK IV: Uitgifte van aandelen. Eigen aandelen. Kaoitaalvermindering	3
Artikel 6 Uitgifte van aandelen, Bevoegd orgaan. Voorwaarden. Voorkeursrecht	3
Artikel 7. Storting op aandelen.	3
Artikel 8. Eigen aandelen	4
Artikel 9. Kapitaalvermindering	4

HOOFDSTUK V: Levering van aandelen. Vruchtgebruik. Pandrecht	4
Artikel 10. Levering van aandelen	4
Artikel 11. Vruchtgebruik	4
Artikel 12. Pandrecht	5

HOOFDSTUK VI: Blokkeringsregeling	5
Artikel 13. Goedkeuring	5

HOOFDSTUK VII: Directie	7
Artikel 14. Directie	7
Artikel 15. Benoeming	7
Artikel 16. Schorsing en ontslag	7
Artikel 17. Bezoldiging	7
Artikel 18. Besluitvorming. Taakverdeling	7
Artikel 19. Vertegenwoordiging	7
Artikel 20. Goedkeuring van besluiten van de directie	8
Artikel 21. Ontstentenis of belet	9

HOOFDSTUK VIII: Jaarrekening. Winst	9
Artikel 22. Boekjaar. Opmaken jaarrekening	9
Artikel 23. Winst	9

HOOFDSTUK IX: Alacmene vergaderinger	10
Artikel 24. Jaarlijkse algemene vergaderingen	10
Artikel 25. Oproeping. Agenda	10
Artikel 26. Gebrek in de oproeping algemene vergadering	11
Artikel 27. Voorzitterschap. Notulen	11
Artikel 28. Vergaderrechten, Toegang	11
Artikel 29. Besluitvorming algemene vergadering	12
Artikel 30. Besluitvorming buiten vergadering	12

HOOFDSTUK X: Statutenwijziging en ontbinding. Vereffening	12
Artikel 31. Statutenwijziging en ontbinding	12
Artikel 32. Vereffening	12

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OPRICHTING
BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID
WILLIS NETHERLANDS HOLDINGS B.V.
Heden, zevenentwintig november tweeduizend negen, verscheen voor mij, meester doctorandus Tjien Hauw Liem, notaris met plaats van vestiging Amsterdam:
meester Maarten Arnoud Beimers, geboren te Enschede, op achttien oktober negentienhonderd drieëntachtig, woonplaats kiezende het adres van voornoemde notaris, Claude Debussylaan 54, 1082 MD Amsterdam, houder van het Nederlandse paspoort met nummer NP1979H67, handelende als schriftelijk gevolmachtigde en als zodanig vertegenwoordigende:
Willis Group Holdings Plc. een vennootschap opgericht naar Iers recht, gevestigd te Dublin, Ierland, met adres Grand Mill Quay, Barrow Street, Dublin 4, Ireland, geregistreerd in de registers van ‘Companies Registration Office’ onder nummer 475616 (de “Oprichter”).
Van de volmacht op de verschijnende persoon blijkt uit een document dat aan deze akte is gehecht.
De verschijnende persoon verklaarde dat de Oprichter een besloten vennootschap met beperkte aansprakelijkheid opricht met de hierna te vermelden statuten.

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STATUTEN
HOOFDSTUK I
Begripsbepalingen
Artikel 1.
In de statuten wordt verstaan onder:
a.	algemene vergadering: de algemene vergadering van aandeelhouders;

b.	certificaten: certificaten op naam van aandelen in het kapitaal van de vennootschap. Tenzij uit de context anders blijkt, zijn daaronder begrepen zowel certificaten die met als die zonder medewerking van de vennootschap zijn uitgegeven;

c.	certificaathouders: houders van met medewerking van de vennootschap uitgegeven certificaten. Tenzij het tegendeel blijkt zijn daaronder begrepen zij die als gevolg van een op een aandeel gevestigd vruchtgebruik of pandrecht de rechten hebben die de wet toekent aan houders van met medewerking van de vennootschap uitgegeven certificaten;

d.	jaarrekening: de balans en de winst- en verliesrekening met de toelichting.
HOOFDSTUK II
Naam. Zetel. Doel
Artikel 2. Naam en zetel
2.1	De naam van de vennootschap is Willis Netherlands Holdings B.V.

2.2	De vennootschap heeft haar zetel te Amsterdam.
Artikel 3. Doel
Het doel van de vennootschap is:
a.	het oprichten van, deelnemen in, bestuur voeren over en zich op enigerlei andere wijze financieel interesseren bij andere vennootschappen en ondernemingen;

b.	het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en ondernemingen;

c.	het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen patenten, merkrechten, licenties, vergunningen en andere industriële eigendomsrechten;

d.	het ter leen opnemen en/of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich op andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden, het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect verband houden, alles in de ruimste zin.
HOOFDSTUK III
Kapitaal en aandelen. Register
Artikel 4. Maatschappelijk kapitaal

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4.1	Het maatschappelijk kapitaal bedraagt honderd duizend euro (EUR 100.000, -) en is verdeeld in tien miljoen (10.000.000) gewone aandelen van één eurocent (EUR 0,01) elk.

4.2	Alle aandelen luiden op naam en zijn doorlopend genummerd van 1 af. Aandeelbewijzen worden niet uitgegeven.
Artikel 5. Register van aandeelhouders
5.1	De directie houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening, alsmede van het op ieder aandeel gestorte bedrag. Daarin worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening, alsmede met vermelding welke aan de aandelen verbonden rechten hun overeenkomstig de artikelen 11 en 12 toekomen.

5.2	Op het register is het overige in de wet dienaangaande van toepassing.
HOOFDSTUK IV
Uitgifte van aandelen. Eigen aandelen. Kapitaalvermindering
Artikel 6. Uitgifte van aandelen. Bevoegd orgaan. Voorwaarden. Voorkeursrecht
6.1	De vennootschap kan slechts aandelen uitgeven ingevolge een besluit van de algemene vergadering. De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan van de vennootschap en kan deze overdracht herroepen.

6.2	Lid 1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

6.3	Voor de uitgifte van een aandeel is vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in een gemeente in Nederland, verleden akte waarbij de betrokkenen partij zijn.

6.4	Bij het besluit tot uitgifte van aandelen worden de koers en de verdere voorwaarden van uitgifte bepaald.

6.5	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijk bedrag van zijn aandelen, met inachtneming van de beperkingen volgens de wet.

6.6	Een gelijk voorkeursrecht hebben de aandeelhouders bij het verlenen van rechten tot het nemen van aandelen.

6.7	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten door het tot uitgifte bevoegde orgaan.
Artikel 7. Storting op aandelen.

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Bij uitgifte van een aandeel moet daarop het gehele nominale bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden van het nominale bedrag eerst behoeft te worden gestort nadat de vennootschap het zal hebben opgevraagd.
Artikel 8. Eigen aandelen
8.1	De vennootschap mag, met inachtneming van het dienaangaande in de wet bepaalde, volgestorte eigen aandelen of certificaten verkrijgen.

8.2	Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten mag de vennootschap verstrekken doch slechts tot ten hoogste het bedrag van de uitkeerbare reserves.
Artikel 9. Kapitaalvermindering
9.1	De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap door intrekking van aandelen of door het bedrag van de aandelen bij statutenwijziging te verminderen.

9.2	Op vermeld besluit en de uitvoering daarvan is het bepaalde in de artikelen 2:208 en 2:209 van het Burgerlijk Wetboek van toepassing.
HOOFDSTUK V
Levering van aandelen. Vruchtgebruik. Pandrecht
Artikel 10. Levering van aandelen
10.1	Voor de levering van een aandeel of de levering van een beperkt recht daarop, is vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in een gemeente in Nederland verleden akte waarbij de betrokkenen partij zijn.

10.2	De levering van een aandeel of de levering van een beperkt recht — daaronder begrepen de vestiging en afstand van een beperkt recht — daarop overeenkomstig lid 1 werkt mede van rechtswege tegenover de vennootschap. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het dienaangaande in de wet bepaalde.

10.3	Het bepaalde in lid 1 en 2 vindt overeenkomstige toepassing op de toedeling van aandelen of een beperkt recht daarop bij verdeling van enige gemeenschap.
Artikel 11. Vruchtgebruik
11.1	Een aandeelhouder kan op een of meer van zijn aandelen vrijelijk een vruchtgebruik vestigen.

11.2	De aandeelhouder heeft het stemrecht op de aandelen waarop het vruchtgebruik is gevestigd.

11.3	In afwijking van het voorgaande lid komt het stemrecht toe aan de vruchtgebruiker, indien zulks bij de vestiging van het vruchtgebruik is bepaald, mits zowel deze bepaling als — bij overdracht van het vruchtgebruik — de overgang van het stemrecht is goedgekeurd door de

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algemene vergadering.

11.4	De algemene vergadering kan de goedkeuring bedoeld in lid 3 slechts verlenen met algemene stemmen.

11.5	De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan certificaathouders. De vruchtgebruiker die geen stemrecht heeft, heeft deze rechten indien dit bij de vestiging of overdracht van het vruchtgebruik uitdrukkelijk is bepaald.

11.6	Uit het aandeel voortspruitende rechten, strekkende tot het verkrijgen van aandelen, komen aan de aandeelhouder toe, met dien verstande dat hij de waarde daarvan moet vergoeden aan de vruchtgebruiker voor zover deze krachtens zijn recht van vruchtgebruik daarop aanspraak heeft.
Artikel 12. Pandrecht
12.1	Een aandeelhouder kan op een of meer van zijn aandelen een pandrecht vestigen.

12.2	De aandeelhouder heeft het stemrecht op de aandelen waarop het pandrecht is gevestigd.

12.3	In afwijking van het voorgaande lid komt het stemrecht toe aan de pandhouder, indien zulks bij de vestiging van het pandrecht is bepaald en de vestiging van het pandrecht is goedgekeurd door de algemene vergadering.

12.4	Treedt een ander in de rechten van de pandhouder dan komt hem het stemrecht slechts toe indien de algemene vergadering de overgang van het stemrecht goedkeurt.

12.5	De algemene vergadering kan de goedkeuring bedoeld in de leden 3 en 4 slechts verlenen met algemene stemmen.

12.6	De aandeelhouder die geen stemrecht heeft en de pandhouder die stemrecht heeft hebben de rechten die door de wet zijn toegekend aan certificaathouders. De pandhouder die geen stemrecht heeft, heeft deze rechten indien dit bij de vestiging of overgang van het pandrecht uitdrukkelijk is bepaald.

12.7	De blokkeringsregeling is van toepassing op de vervreemding en overdracht van aandelen door de pandhouder of de verblijving van aandelen aan de pandhouder met dien verstande dat de pandhouder alle ten aanzien van de vervreemding en overdracht aan de aandeelhouder toekomende rechten uitoefent en diens verplichtingen terzake nakomt.
HOOFDSTUK VI
Blokkeringsregeling
Artikel 13. Goedkeuring
13.1	Voor overdracht van aandelen, wil zij geldig zijn, is steeds de goedkeuring vereist van de algemene vergadering, tenzij alle aandeelhouders schriftelijk hun goedkeuring aan de betreffende vervreemding hebben gegeven, welke goedkeuring slechts voor een periode van drie maanden geldig is.

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13.2	De aandeelhouder die tot overdracht van aandelen wil overgaan in dit artikel verder ook aan te duiden als de verzoeker geeft daarvan bij aangetekende brief of tegen ontvangstbewijs kennis aan de directie onder opgave van het aantal over te dragen aandelen en van de persoon of de personen aan wie hij wenst over te dragen.

13.3	De directie is verplicht een algemene vergadering bijeen te roepen en te doen houden binnen zes weken na ontvangst van de in het vorige lid bedoelde kennisgeving. Bij de oproeping wordt de inhoud van die kennisgeving vermeld.

13.4	Indien de algemene vergadering de gevraagde goedkeuring verleent, moet de overdracht binnen drie maanden daarna plaatsvinden.

13.5	Indien:
a.	niet binnen de in lid 3 gemelde termijn de aldaar bedoelde algemene vergadering is gehouden;

b.	in die algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen;

c.	bedoelde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van een of meer gegadigden die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking had, tegen contante betaling te kopen, wordt de gevraagde goedkeuring geacht te zijn verleend en wel in het sub a gemelde geval op de dag waarop de algemene vergadering uiterlijk had moeten worden gehouden.

13.6	Tenzij tussen de verzoeker en de door de algemene vergadering aangewezen en door hem aanvaarde gegadigde(n) omtrent de prijs of de prijsvaststelling anders wordt overeengekomen, zal de koopprijs van de aandelen worden vastgesteld door een onafhankelijke deskundige, op verzoek van de meest gerede partij te benoemen door de voorzitter van de Kamer van Koophandel en Fabrieken, die het Handelsregister houdt waarin de vennootschap is ingeschreven.

13.7	De verzoeker blijft bevoegd zich terug te trekken, mits dit geschiedt binnen een maand nadat hem bekend is aan welke gegadigde hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs.

13.8	De kosten van de prijsvaststelling komen ten laste van:
a.	de verzoeker indien deze zich terugtrekt;

b.	de verzoeker voor de helft en de kopers voor de andere helft indien de aandelen door de gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;

c.	de vennootschap in niet onder a of b genoemde gevallen.
13.9	De vennootschap zelf kan slechts met instemming van de verzoeker gegadigde zijn als

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bedoeld in lid 5 sub c.
HOOFDSTUK VII
Directie
Artikel 14. Directie
De directie is belast met het besturen van de vennootschap behoudens de beperkingen volgens deze statuten.
Artikel 15. Benoeming
15.1	De directie bestaat uit vijf directeuren, die worden benoemd door de algemene vergadering. Aan drie directeuren zal de titel Directeur A verleend worden, en aan twee directeuren zal de titel Directeur B verleend worden.

15.2	Elke Directeur A zal zijn woonplaats in Nederland hebben.
Artikel 16. Schorsing en ontslag
16.1	Iedere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen.

16.2	Elke schorsing kan één of meer malen worden verlengd doch in totaal niet langer duren dan drie maanden. Is na verloop van die tijd geen beslissing genomen omtrent de opheffing van de schorsing of ontslag, dan eindigt de schorsing.
Artikel 17._Bezoldiging
De bezoldiging en de verdere arbeidsvoorwaarden van iedere directeur worden vastgesteld door de algemene vergadering.
Artikel 18. Besluitvorming. Taakverdeling
18.1	De directie vergadert telkenmale wanneer een directeur zulks nodig acht. Er zal ten minste eenmaal per jaar een directievergadering plaatshebben. Alle directievergaderingen zullen in Nederland plaatshebben.

18.2	In de directievergadering heeft iedere directeur recht op het uitbrengen van één stem. Alle besluiten van de directie worden genomen met volstrekte meerderheid van de uitgebrachte stemmen. Bij staking van stemmen heeft geen van de directeuren een doorslaggevende stem.

18.3	Een directeur kan zich ter vergadering door een mede-directeur bij schriftelijke volmacht doen vertegenwoordigen.

18.4	De directie kan buiten vergadering besluiten nemen, mits dit schriftelijk geschiedt en alle directeuren zich voor het voorstel hebben uitgesproken.

18.5	De directie kan een reglement vaststellen, waarbij regels worden gegeven omtrent de besluitvorming van de directie.

18.6	De directie kan bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De taakverdeling behoeft de goedkeuring van de algemene vergadering.
Artikel 19. Vertegenwoordiging

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19.1	De directie vertegenwoordigt de vennootschap. De bevoegdheid de vennootschap te vertegenwoordigen komt mede toe aan een directeur A en een directeur B, gezamenlijk handelend.

19.2	De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door de directie bepaald.

19.3	In geval van een tegenstrijdig belang tussen de vennootschap en een directeur in de zin dat de directeur in privé een overeenkomst aangaat met de vennootschap of partij is in een procedure tussen hem en de vennootschap, wordt de vennootschap vertegenwoordigd door één van de andere directeuren. Indien er geen andere zodanige directeuren zijn, wijst de algemene vergadering een persoon daartoe aan. Een zodanige persoon kan ook de directeur zijn ten aanzien van wie het tegenstrijdig belang bestaat. In afwijking van boven bepaalde, is een directeur die tevens enig aandeelhouder is van de vennootschap, steeds bevoegd de vennootschap te vertegenwoordigen, ook in alle gevallen van tegenstrijdig belang tussen die directeur en de vennootschap.

In alle andere gevallen van tegenstrijdig belang tussen de vennootschap en een directeur kan. de vennootschap mede worden vertegenwoordigd door die directeur.

De algemene vergadering is steeds bevoegd een of meer andere personen daartoe aan te wijzen.

19.4	Onverminderd het bepaalde in lid 3 worden rechtshandelingen van de vennootschap jegens de houder van alle aandelen of jegens een deelgenoot in enige huwelijksgemeenschap of in een gemeenschap van geregistreerd partnerschap, waartoe alle aandelen behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder of door één van de deelgenoten, schriftelijk vastgelegd. Voor de toepassing van de vorige zin worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld.

Het bepaalde in de vorige zinnen is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.
Artikel 20. Goedkeuring van besluiten van de directie
20.1	Aan de goedkeuring van de algemene vergadering zijn onderworpen alle besluiten van de directie waarvan de algemene vergadering heeft bepaald dat deze haar goedkeuring behoeven.

Deze besluiten dienen duidelijk omschreven te worden en schriftelijk aan de directie te worden meegedeeld.

20.2	De directie moet zich gedragen naar de aanwijzingen betreffende de algemene lijnen van het te volgen financiële, sociale en economische beleid en van het personeelsbeleid, te geven door de algemene vergadering.

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20.3	Het ontbreken van goedkeuring als bedoeld in lid 1 tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.
Artikel 21. Ontstentenis of belet
In geval van ontstentenis of belet van een directeur zijn de andere directeuren of is de andere directeur tijdelijk met het bestuur van de vennootschap belast. In geval van ontstentenis of belet van alle directeuren of van de enige directeur is de persoon die daartoe door de algemene vergadering wordt benoemd tijdelijk met het bestuur van de vennootschap belast.
HOOFDSTUK VIII
Jaarrekening. Winst
Artikel 22. Boekjaar. Opmaken jaarrekening
22.1	Het boekjaar valt samen met het kalenderjaar.

22.2	Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, wordt door de directie een jaarrekening opgemaakt.

22.3	De jaarrekening wordt ondertekend door de directeuren; ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

22.4	De algemene vergadering stelt de jaarrekening vast.

22.5	Het in de wet bepaalde omtrent het jaarverslag, de toe te voegen overige gegevens, het accountantsonderzoek en de openbaarmaking van de jaarrekening is van toepassing.
Artikel 23. Winst
23.1	De winst staat ter beschikking van de algemene vergadering.

23.2	De vennootschap kan slechts uitkeringen doen voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

23.3	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

23.4	De algemene vergadering kan besluiten tot een tussentijdse uitkering, mits met inachtneming van het dienaangaande in lid 2 bepaalde.

23.5	De algemene vergadering kan, met inachtneming van het dienaangaande in lid 2 bepaalde, besluiten tot uitkeringen ten laste van een reserve die niet krachtens de wet moet worden aangehouden.

23.6	De algemene vergadering kan, met inachtneming van het dienaangaande in lid 2 bepaalde, besluiten dat dividenden geheel of gedeeltelijk anders dan in geld zullen worden uitgekeerd.

23.7	Bij de berekening van het op de aandelen uit te keren bedrag tellen de aandelen, die de vennootschap zelf in haar kapitaal houdt, niet mee.

23.8	De vordering van de aandeelhouder tot uitkering vervalt door een tijdsverloop van vijf jaren.

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HOOFDSTUK IX
Algemene vergaderingen
Artikel 24. Jaarlijkse algemene vergaderingen
24.1	Binnen zes maanden na afloop van het boekjaar wordt de jaarlijkse algemene vergadering gehouden.

De agenda van die vergadering vermeldt onder meer de volgende punten:
a.	het jaarverslag;

b.	vaststelling van de jaarrekening;

c.	verlenen van décharge aan de directeuren voor het door hen in het afgelopen boekjaar gevoerde bestuur;

d.	vaststelling van de winstbestemming;

e.	voorziening in eventuele vacatures.
24.2	Onverminderd het bepaalde in lid 1 worden algemene vergaderingen gehouden zo dikwijls als een directeur, de directie of een aandeelhouder zulks nodig acht.
24.3	De algemene vergaderingen worden in Nederland gehouden in de gemeente waar de vennootschap haar zetel heeft. In een elders gehouden vergadering kunnen wettige besluiten slechts worden genomen, indien het gehele geplaatste kapitaal vertegenwoordigd is.
Artikel 25. Oproeping. Agenda
25.1	De algemene vergaderingen worden bijeengeroepen door een directeur, de directie of een aandeelhouder.

25.2	De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.

25.3	Bij de oproeping worden de te behandelen onderwerpen vermeld. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de in dit artikel gestelde vereisten.

Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer houders van aandelen die alleen of gezamenlijk ten minste een honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de vennootschap het verzoek niet later dan op de dertigste dag voor die van de vergadering heeft ontvangen en mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet. Aan de eis van schriftelijkheid van het verzoek wordt mede voldaan indien dit verzoek elektronisch is vastgelegd.

25.4	Alle oproepingen voor de algemene vergaderingen en alle kennisgevingen aan aandeelhouders en certificaathouders geschieden door middel van brieven aan de adressen zoals vermeld in het register van aandeelhouders en het register van certificaathouders. Indien de aandeelhouder, alsmede de houder van certificaten van aandelen, welke met medewerking van de vennootschap zijn uitgegeven, hiermee instemt, kan de oproeping ook

11

geschieden door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.
Artikel 26. Gebrek in de oproeping algemene vergadering
26.1	Omtrent onderwerpen waarvan de behandeling niet bij de oproeping of op dezelfde wijze is aangekondigd met inachtneming van de voor oproeping gestelde termijn kunnen slechts geldige besluiten worden genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal vertegenwoordigd is.

26.2	Indien de termijn voor oproeping vermeld in artikel 25.2 korter was of de oproeping niet heeft plaatsgevonden kunnen geldige besluiten slechts worden genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal vertegenwoordigd is.
Artikel 27. Voorzitterschap. Notulen
27.1	De algemene vergadering benoemt zelf haar voorzitter.

27.2	Van het verhandelde in elke algemene vergadering worden notulen gehouden door een secretaris die door de voorzitter wordt aangewezen. De notulen worden vastgesteld door de voorzitter en de secretaris en ten blijke daarvan door hen getekend.
Artikel 28. Vergaderrechten. Toegang
28.1	Iedere stemgerechtigde aandeelhouder is bevoegd de algemene vergadering bij te wonen, daarin het woord te voeren en het stemrecht uit te oefenen.

28.2	Voorts zijn certificaathouders bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren.

28.3	Ieder aandeel geeft recht op het uitbrengen van één stem.

28.4	De vergaderrechten volgens de voorgaande leden kunnen worden uitgeoefend door een schriftelijk gevolmachtigde. Onder schriftelijke volmacht wordt verstaan elke via gangbare communicatiekanalen overgebrachte en op schrift ontvangen volmacht. Aan de eis van schriftelijkheid van de volmacht wordt voldaan indien de volmacht elektronisch is vastgelegd.

28.5	De directeuren hebben als zodanig in de algemene vergadering een raadgevende stem.

28.6	Omtrent toelating van andere dan de hiervoor in dit artikel genoemde personen beslist de algemene vergadering.

28.7	De directie is bevoegd te bepalen dat deelname aan de algemene vergadering ook kan geschieden door middel van een elektronisch communicatiemiddel, onder de eventuele bij de oproeping bekend te maken voorwaarden. De desbetreffende deelnemers moeten via het elektronische communicatiemiddel kunnen worden geïdentificeerd, rechtstreeks kunnen kennisnemen van de verhandelingen ter vergadering en het stemrecht kunnen uitoefenen.

28.8	Stemmen die voorafgaand aan de algemene vergadering via een elektronisch communicatiemiddel worden uitgebracht, doch niet eerder dan op de dertigste dag voor die

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van de vergadering, worden gelijk gesteld met stemmen die ten tijde van de vergadering worden uitgebracht.
Artikel 29. Besluitvorming algemene vergadering
29.1	Voor zover de wet of de statuten geen grotere meerderheid voorschrijft worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen.

29.2	Staken de stemmen dan is het voorstel verworpen.

29.3	Blanco stemmen en stemmen van onwaarde gelden als niet uitgebracht.
Artikel 30. Besluitvorming buiten vergadering
30.1	Besluiten van aandeelhouders kunnen behoudens het bepaalde in het volgende lid in plaats van in algemene vergaderingen ook schriftelijk worden genomen met algemene stemmen van de stemgerechtigde aandeelhouders. De directeuren van de vennootschap worden van de voorgenomen besluiten op de hoogte gebracht en in de gelegenheid gesteld daaromtrent advies uit te brengen. De stemmen kunnen ook langs elektronische weg worden uitgebracht.

30.2	Vorenbedoelde wijze van besluitvorming is niet mogelijk indien er certificaathouders zijn.
HOOFDSTUK X
Statutenwijziging en ontbinding. Vereffening
Artikel 31. Statutenwijziging en ontbinding
De algemene vergadering is bevoegd te besluiten tot wijziging van de statuten of tot ontbinding van de vennootschap.
Wanneer aan de algemene vergadering een voorstel tot Statutenwijziging of tot ontbinding van de vennootschap wordt gedaan, moet zulks steeds bij de oproeping van de algemene vergadering worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders en certificaathouders tot de afloop van de vergadering.
Artikel 32. Vereffening
32.1	In geval van ontbinding van de vennootschap krachtens een besluit van de algemene vergadering worden de directeuren vereffenaars van de ontbonden vennootschap tenzij de algemene vergadering andere personen daartoe aanwijst.

32.2	Gedurende de vereffening blijven de bepalingen van de statuten voor zoveel mogelijk van kracht.

32.3	Hetgeen na voldoening van de schulden is overgebleven wordt uitgekeerd aan de aandeelhouders naar evenredigheid van het totale nominale bedrag van hun bezit aan aandelen.

32.4	Nadat de vennootschap heeft opgehouden te bestaan worden de boeken, bescheiden en andere gegevensdragers gedurende zeven jaren bewaard door degene die daartoe door de

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vereffenaars is aangewezen.
Slotverklaringen
a.	Het bij de oprichting geplaatste kapitaal bedraagt twintig duizend euro (EUR 20.000,--), bestaande uit twee miljoen (2.000.000) gewone aandelen, genummerd 1 tot en met 2.000.000.

In het geplaatste kapitaal neemt de Oprichter deel voor alle twee miljoen (2.000.000) aandelen.

De plaatsing geschiedt a pari. Het geplaatste kapitaal is in geld volgestort. Storting in vreemd geld is toegestaan.

Aan deze akte zijn gehecht de stukken waarvan artikel 2:203a van het Burgerlijk Wetboek aanhechting voorschrijft. De vennootschap aanvaardt de stortingen op de bij de oprichting geplaatste aandelen.

b.	Voor de eerste maal wordt tot directeur A benoemd:

Adriaan Cornelis Konijnendijk, wonende te Naarderweg 26, 1261 BT Blaricum, geboren te Oostvoorne op vierentwintig november negentienhonderd en zevenenveertig, houder van een Nederlands paspoort met nummer NK4132113.

c.	Het eerste boekjaar van de vennootschap eindigt op éénendertig december tweeduizend tien.

d.	Het adres van de vennootschap zal luiden: Piet Heinkade 55, 1019 GM Amsterdam.

e.	De ministeriële verklaring, dat van bezwaren niet is gebleken, verleend op veertien november tweeduizend negen onder nummer BV 1573395, is aan deze akte gehecht.
De verschijnende persoon is mij, notaris, bekend.
WAARVAN AKTE, in minuut verleden te Amsterdam, op de datum in het hoofd van deze akte vermeld.
Alvorens over te gaan tot verlijden van de akte, heb ik, notaris, aan de verschijnende persoon mededeling gedaan van de zakelijke inhoud van de akte en daarop een toelichting gegeven en daarbij tevens gewezen op de gevolgen die voor de partij uit de inhoud van de akte voortvloeien. De verschijnende persoon heeft daarna verklaard van de inhoud van de akte kennis te hebben genomen na daartoe tijdig tevoren in de gelegenheid te zijn gesteld, daarmee in te stemmen en op volledige voorlezing van de akte geen prijs te stellen.
Onmiddellijk na beperkte voorlezing is deze akte door de verschijnende persoon en mij, notaris, ondertekend.
(Gevolgd door handtekeningen)
VOOR AFSCHRIFT

1

POWER OF ATTORNEY
INCORPORATION OF
WILLIS NETHERLANDS HOLDINGS B.V.
Willis Group Holdings Plc., a corporation organized and existing under the laws of Ireland, having its registered offices at Grand Mill Quay, Barrow Street, Dublin 4, Ireland (the “Grantor”), represented by:
name: PATRICK CHARLES REGAN
title: DIRECTOR
(the “Signatory”).
The Grantor hereby grants power of attorney, within the meaning of article 3:60 Netherlands Civil Code, with the power to grant this power of attorney to a third party, to each lawyer and legal assistant of Baker & McKenzie Amsterdam N.V. (the “Attorney”), on behalf of the Grantor:
to incorporate the private limited liability company Willis Netherlands Holdings B.V., with corporate seat in Amsterdam (the “BV”), such substantially in conformity with a draft of the notarial deed drawn up by Baker & McKenzie Amsterdam N.V., which includes the authority to:
–	apply for the requisite statement of no-objection with the Ministry of Justice;

–	make any changes in the draft deed of incorporation of the BV which might be necessary in order to obtain the statement of no-objection;

–	sign the bank statement with regard to the payment on the shares issued upon incorporation of the BV;

–	execute and sign the notarial deed of incorporation of the BV;

–	to register the BV with the trade register of the Chamber of Commerce;

–	sign all instruments and to do anything the Attorney deems necessary in connection with the aforementioned incorporation.

2

The Grantor declares that it has timely received the above mentioned draft of the notarial deed and has taken note of its contents, that it has been informed of the consequences which will result from the contents of the notarial deed and that it fully agrees with the contents of the notarial deed.
Furthermore, the Grantor undertakes to ratify or confirm anything which the Attorney shall do or lawfully purport to do by virtue of this instrument, and shall indemnify the Attorney and keep the Attorney indemnified against and shall reimburse the Attorney for any costs, losses, suits, claims, demands, obligations, liabilities and damages which he may suffer or incur arising out of the exercise of his powers pursuant to this instrument.
Finally, the Signatory hereby represents and warrants that he has full power and authority to execute this instrument on behalf of the Grantor, and that pursuant to this instrument the Attorney can validly represent the Grantor.
This instrument shall be governed by the laws of the Netherlands.
Signed in LONDON, UNITED KINGDOM on NOVEMBER 4, 2009.

Ministerie van Justitie Dienst Justis Justitiële uitvoeringsdienst Toetsing, Integriteit en Screening
Referentie: 39216509-3/Willis
Mr. Drs. TH Liem

Postbus 2720

1000 CS AMSTERDAM
Verklaring van geen bezwaar
Naar aanleiding van uw verzoek tot het verkrijgen van de verklaring van geen bezwaar ten aanzien van de hieronder genoemde
Oprichting
deel ik u het volgende mede:
Mij is van bezwaren niet gebleken.
Naam WILLIS NETHERLANDS HOLDINGS B.V.
Nummer BV 1573395

Beslissingsdatum 14 november 2009
De minister van Justitie,
Namens deze,
de teammanager Preventief Toezicht Vennootschappen
M. A. K. van Grieken
Indien van toepassing gaarne onderstaande aankruisen en deze verklaring retourneren.
[ ] Van deze verklaring is geen gebruik gemaakt

Edwin T.H. Liem
Partner Corporate law, M&A — Private Equity
Baker & McKenzie Amsterdam N.V.

Claude Debussylaan 54
1082 MD Amsterdam
the Netherlands
Betreft: Bankverklaring inzake oprichting B.V.
Re: Bank declaration regarding a limited liability company in the process of foundation.
De ondergetekende ABN AMRO Bank N.V., gevestigd te Amsterdam, mede kantoorhoudende te Rotterdam. verklaart, in verband met het bepaalde in artikel 203a lid 1 sub b boek 2 Burgerlijk Wetboek.
The undersigned ABN AMRO Bank N.V., having its registered office in Amsterdam, also having an office in Rotterdam, declares, in connection with article 203a subsection l (b) of book 2 of the Dutch Civil Code.
dat zij ten name van de besloten vennootschap Willis Netherlands Holdings BV, i.o. een rekening nummer 759864640 EUR in haar administratie aanhoudt;
that it holds an account in the name of the limited liability company Willis Netherlands Holdings BV in the process of foundation (besloten vennootschap i.o.) with account number 759864640 EUR;
dat deze rekening per 26 Nov 2009 een creditsaldo van tenminste EUR 20,000,— aangaf; that on 26 Nov 2009 this account had a credit balance of at least EUR 20,000,—;
dat voormeld creditsaldo tot genoemd bedrag van EUR 20,000,— volgens mededeling van medeondergetekende(n) ontstaan is ten titel van storting op de bij de oprichting van genoemde vennootschap te plaatsen aandelen;
that the aforementioned credit balance up to the amount of EUR 20,000,— according to declaration by the founders signing this deed, has been created to serve as paid-up capital in relation to the shares of the aforementioned company that are to be issued;
WILLIS NETHERLANDS HOLDINGS BV
NL Company under Incoporation Requirement — NL
Yushkova (LYUSHKOVA)
De Engelse tekst in du document is geen officiele vertaling, voor de bank en de notaris is de Nederlandse tekst bepalend dat gcnoemde rekening uitsluitend ter beschikking van de vennootschap zal staan, nadat wij van u bencht hebben ontvangen dat de vennootschap in de akte van oprichting de storting op de bij de oprichting geplaatste aandelen heeft aanvaard.
that the aforementioned account will be at the exclusive disposal of the company, after you have notified us that the company has in its certificate of incorporation accepted the deposit of the paid up capital in relation to the shares issued at incorporation.
Hoogachtend.
Yours sincerely
ABN AMRO Bank N.V

Getekend te # Amsterdam, The Netherlands datum # 26 Nov 2009
Place # Amsterdam, The Netherlands Date # 26 Nov 2009
Voor akkoord: de oprichter(s) van Willis Netherlands Holdings BV i.o.:

Confirmation of the founders of Willis Netherlands Holdings BV i.o.:
ABN AMRO Bank N.V. is een geautonseerde agent van The Royal Bank of Scotland plc.
ABN AMRO Bank N.V. is an authorized agent of The Royal Bank of Scotland plc.
De Engelse tekst on dit document is geen officiele vertaling, voor de bank en de notaris is de Nederlandse tekst bepalend

UNOFFICIAL ENGLISH TRANSLATION OF
THE DEED OF INCORPORATION OF
WILLIS NETHERLANDS HOLDINGS B.V.
The attached document is an unofficial English translation of the deed of incorporation of WILLIS NETHERLANDS HOLDINGS B.V., having its corporate seat in Amsterdam, the Netherlands, executed on November 27, 2009.
In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Netherlands text will by law govern.

INCORPORATION OF A PRIVATE LIMITED LIABILITY COMPANY
WILLIS NETHERLANDS HOLDINGS B.V.
On this day, the twenty-seventh day of November two thousand and nine, appeared before me, Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam:
Maarten Arnoud Beimers, Esq., born in Enschede on the eighteenth day of October nineteen hundred and eighty-three, for these purposes electing as his place of residence the office of the aforementioned notary, Claude Debussylaan 54, 1082 MD Amsterdam, holder of the Netherlands passport with number NP1979H67, acting upon a written power of attorney granted by and as such representing:
Willis Group Holdings Plc, a company organized and existing under the laws of Ireland, having its registered office at Dublin, Ireland, with address Grand Mill Quay, Barrow Street, Dublin 4, Ireland, registered with the Companies Registration Office under number 475616 (the “Incorporator”).
The power of attorney granted to the appearing person is evidenced by a document, which is attached to this deed.
The appearing person declared that the Incorporator incorporates a private limited liability company, with the following articles of association.

ARTICLES OF ASSOCIATION
CHAPTER I
Definitions
Article 1.
In these articles of association, the following terms shall mean:
a.	general meeting: the general meeting of shareholders;
b.	depositary receipts: registered depositary receipts for shares in the capital of the company. Unless the context proves otherwise, such receipts include depositary receipts issued both with and without the company’s cooperation;
c.	depositary receipt holders: holders of depositary receipts issued with the company’s cooperation. Unless otherwise shown, such holders include persons who, as a result of any right of usufruct or right of pledge created on any share, have the rights conferred by law upon the holders of depositary receipts issued with the company’s cooperation;
d.	annual accounts: the balance sheet and profit- and loss account plus explanatory notes.
CHAPTER II
Name. Corporate seat. Objects
Article 2. Name and corporate seat
2.1	The name of the company is Willis Netherlands Holdings B.V.

2.2	The company has its corporate seat in Amsterdam.
Article 3. Objects
The objects of the company are:
a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;
b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;
c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;
d.	to borrow and/or lend monies, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others, the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.
CHAPTER III
Capital and shares. Register of shareholders
Article 4. Authorized capital
4.1	The authorized capital amounts to one hundred thousand euro (EUR 100,000) and is divided into ten million (10,000,000) ordinary shares, each with a nominal value of one eurocent (EUR 0.01).

4.2	All shares shall be registered and shall be numbered consecutively from 1 onwards. Share certificates shall not be issued.
Article 5. Register of shareholders
5.1	The board of managing directors shall keep a register in which the names and addresses of all shareholders shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the company, as well as the amount paid up on each share. The register shall also contain the names and addresses of all owners of a right of usufruct or pledge on shares, specifying the date on which they acquired such right, the date of acknowledgment by or service upon the company and what rights they have been granted attached to the shares under articles 11 and 12.
5.2	The register is otherwise governed by the relevant statutory provisions.
CHAPTER IV
Issue of shares. Repurchase of shares. Capital reduction
Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights
6.1	The company can only issue shares pursuant to a resolution of the general meeting. The general meeting may assign its authority to issue shares to another corporate body of the company and can revoke this assignment.
6.2	Paragraph 1 applies accordingly to the granting of rights to subscribe to shares, but does not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.
6.3	The issue of a share shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, and to which those involved are party.
6.4	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.
6.5	With due observance of the restrictions provided by law, each shareholder shall have a pre-emptive right with respect to any further share issue in proportion to the aggregate amount of his shares.
6.6	Shareholders shall have a similar pre-emptive right with respect to the granting of rights to subscribe for shares.
6.7	The pre-emptive right may, for every single issue, be limited or suspended by the corporate body authorized to issue shares.
Article 7. Payment for shares
Upon the issue of a share, the nominal value must be fully paid up. It may be stipulated that a part,

not exceeding three quarters of the nominal value needs only be paid after such part is called up by the company.
Article 8. Repurchase of shares
8.1	The company may, with due observance of the relevant statutory provisions, acquire fully paid up shares in its capital, or depositary receipts up to the maximum permitted by the relevant statutory provisions.
8.2	The company may grant loans for the purpose of subscribing to or acquiring shares in its capital or depositary receipts up to an amount not exceeding the amount of its distributable reserves.
Article 9. Capital reduction
9.1	The general meeting may resolve to reduce the issued capital of the company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.
9.2	The provisions of article 2:208 and 2:209 of the Netherlands Civil Code shall apply to the above mentioned resolution and the execution thereof.
CHAPTER V
Transfer of shares. Usufruct. Pledge
Article 10. Transfer of shares
10.1	The transfer of shares or any restricted rights thereon to shares shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, to which those involved are party.
10.2	The transfer of shares or any restricted rights thereon as referred to in paragraph 1 - including the creation and relinquishment of restricted rights — shall, by operation of law, also be valid vis-à-vis the company.

The rights attached to shares cannot be exercised until the company either acknowledges the juristic act or is officially served with the notarial deed in accordance with the relevant statutory provisions, except in case the company is party to the juristic act.
10.3	The provisions of paragraphs 1 and 2 shall also apply to the allotment of shares or any restricted rights thereon in case of any division of any joint interest.
Article 11. Usufruct
11.1	A shareholder may freely create a right of usufruct on one or more of his shares.
11.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.
11.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct, provided that both this provision and — in case of transfer of the usufruct -, the transfer of the voting rights have been approved by the general meeting.
11.4	The approval referred to in paragraph 3 may only be granted by the general meeting with unanimous votes.
11.5	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon depositary receipt holders. The usufructuary without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the usufruct.
11.6	Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.
Article 12. Pledge
12.1	A shareholder may create a right of pledge on one or more of his shares.
12.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.
12.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge and if the creation of the pledge has been approved by the general meeting.
12.4	If the pledgee’s rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the transition of the voting rights.

12.5	The approval referred to in paragraphs 3 and 4 may only be granted by the general meeting with unanimous votes.

12.6	The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon depositary receipt holders. Pledgees without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the pledge.

12.7	The transfer restrictions shall apply to the disposal and transfer of shares by the pledgee or the transmission of ownership of the shares to the pledgee, on the understanding that the pledgee exercises all rights vested in the shareholder in respect of the disposal and transfer and performs all of the shareholder’s obligations.
CHAPTER VI
Transfer restrictions
Article 13. Approval
13.1	In order to be valid, every transfer of shares shall require the prior approval of the general meeting, unless all shareholders have given their approval in writing. The approval shall be valid for three months only.
13.2	The shareholder who wishes to transfer his shares — hereinafter to be referred to as the “proposing transferor” — shall inform the board of managing directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.
13.3	The board of managing directors shall be obliged to call a general meeting to be held within six weeks of receiving the proposing transferor’s notification. The convening notice shall state the content of the notification.
13.4	If the general meeting grants the approval requested, the transfer must take place within the following three months.
13.5	Approval shall be deemed given if:
a.	the general meeting referred to in paragraph 3 has not been held within the term set in that paragraph;

b.	that general meeting has failed to decide on the request for approval;

c.	simultaneously with its refusal, the general meeting fails to notify the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under paragraph 5a. above occurs, approval shall be deemed to have been given on the last date on which the general meeting should have been held.
13.6	Unless the proposing transferor and the interested party(ies) specified by the general meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert to be appointed at the request of the party with the greatest interest by the Chairman of the Chamber of Commerce and Industry, which holds the trade register in which the company is registered.
13.7	The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.
13.8	The costs incurred in determining the purchase price shall be borne:
a.	by the proposing transferor if he withdraws his offer;

b.	in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

c.	by the company, in all cases not included under a. or b.
13.9	The company itself may propose to buy the shares as contemplated in paragraph 5(c) only if the proposing transferor so consents.
CHAPTER VII

Board of managing directors

Article 14. Board of managing directors

The board of managing directors shall be in charge of managing the company, subject to the restrictions set forth in these articles of association.
Article 15. Appointment
15.1	The board of managing directors shall consist of five managing directors, to be appointed by the general meeting. Three managing directors shall be granted the title managing director A and two managing directors shall be granted the title managing director B.
15.2	Each managing director A shall be resident in the Netherlands.
Article 16. Suspension and dismissal
16.1	The general meeting shall at all times have the power to suspend or dismiss each managing director.
16.2	Any such suspension may be extended several times but the total term of the suspension may not exceed three months. The suspension shall expire on lapse of this period if no resolution has been adopted either to lift the suspension or to dismiss the managing director.
Article 17. Remuneration
The general meeting shall determine the remuneration of each managing director, as well as his other terms and conditions of employment.
Article 18. Decision-making. Division of duties
18.1	The board of managing directors shall meet as often as a managing director requests a meeting. At least one meeting of the board of managing directors will take place each year. All meetings of the board of managing directors shall be held in the Netherlands.
18.2	In the meeting of the board of managing directors, each managing director has a right to cast one vote. All resolutions by the board of managing directors shall be adopted by an absolute majority of the votes cast. In the event the votes are equal, none of the managing directors has a decisive vote.
18.3	A managing director may grant another managing director a written power of attorney to represent him at a meeting.
18.4	The board of managing directors may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all managing directors have expressed themselves in favor of the proposal.
18.5	The board of managing directors may adopt rules and regulations governing its decision-making process.
18.6	The board of managing directors may make a division of duties, specifying the individual duties of every managing director. Such division of duties shall require the approval of the general meeting.
Article 19. Representative authority
19.1	The board of managing directors shall represent the company. The authority to represent the company shall also be vested in a director A and a director B acting jointly.
19.2	The board of managing directors may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the company within the bounds of his authorization. Their title shall be determined by the board of managing directors.
19.3	In the event that the company has a conflict of interest with a managing director, in the sense that the managing director in private enters into an agreement with, or is party in a legal proceeding between him and the company, the company shall be represented by one of the other managing directors. If there are no such other managing directors, the general meeting shall appoint a person to that effect. Such person may be the managing director in relation to whom the conflict of interest exists. In deviation of the above, the managing director who is also the sole shareholder of the company, is always authorized to represent the company, also in all cases of conflict of interest between such managing director and the company.

In all other cases of a conflict of interest between the company and a managing director, the company can also be represented by that managing director.

The general meeting shall at all times be authorized to appoint one or more other persons to that effect.
19.4	Without prejudice to the provisions in paragraph 3, any juristic act of the company towards the holder of all shares or a participant in any matrimonial community of property or in a community of property of a non-matrimonial registered partnership to which all of the shares in the capital of the company belong, at which occasion the company is represented by such shareholder or by one of the participants, shall be recorded in writing. For the application of the previous sentence, shares held by the company or its subsidiaries shall be disregarded. The provisions of the previous sentences do not apply to juristic acts which under stipulated terms belong to the ordinary course of business of the company.
Article 20. Approval of board resolutions
20.1	The board of managing directors shall require the general meeting’s prior approval for each resolution of which the general meeting has determined that it will need its prior approval. Any such resolution shall be clearly described and reported to the board of managing directors in writing.
20.2	The board of managing directors must comply with any such instructions outlining the company’s general financial, social, economic and staffing policy as may be given by the general meeting.
20.3	The absence of approval as meant in paragraph 1 does not affect the representative authority of the board of managing directors or the managing directors.
Article 21. Absence or inability to act
If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the company. If the sole managing director is or all managing directors are absent or unable to act, a person appointed by the general meeting shall be temporarily charged with the management of the company.
CHAPTER VIII
Annual accounts. Profits
Article 22. Financial year. Drawing up the annual accounts
22.1	The company’s financial year shall correspond with the calendar year.

22.2	Within five months of the end of the company’s financial year, the board of managing directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

22.3	The annual accounts shall be signed by all the managing directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

22.4	The general meeting shall adopt the annual accounts.

22.5	The statutory provisions regarding the annual report, the additional data to be added, the auditor’s report and the publication of the annual report shall apply.
Article 23. Profits
23.1	The profits shall be at the disposal of the general meeting.

23.2	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves which must be maintained pursuant to the law.

23.3	Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

23.4	The general meeting may, with due observance of the provisions of paragraph 2, resolve to pay interim dividends.

23.5	The general meeting may, with due observance of the provisions of paragraph 2, resolve to make distributions out of a reserve which need not be kept by law.

23.6	The general meeting may, with due observance of the provisions of paragraph 2, resolve to pay, wholly or partly, dividends other than in cash.

23.7	For the calculation of the amount to be distributed on the shares, the shares held by the company in its own capital shall not be taken into account.

23.8	A claim of a shareholder to receive a distribution expires after five years.
CHAPTER IX
General meetings
Article 24. Annual general meeting
24.1	Within six months of the end of the company’s financial year, the annual general meeting shall be held.

The agenda of that meeting shall, among other matters, contain the following items:
a.	the annual report;

b.	adoption of the annual accounts;

c.	discharge of the managing directors for their management over the past financial year;

d.	adoption of the profit appropriation;

e.	filling of any vacancies.
24.2	Without prejudice to the provisions of paragraph 1, general meetings shall be held as often as a managing director, the board of managing directors or each shareholder deem necessary.
24.3	General meetings shall be held in the Netherlands in the municipality in which the company has its corporate seat. In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented.
Article 25. Convocation. Agenda
25.1	General meetings shall be called by a managing director, the board of managing directors or a shareholder.
25.2	Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.
25.3	The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article.

An item of which the discussion has been requested in writing by one or more holders of shares who individually or together represent at least one hundredth part of the issued capital shall be included in the convocation or shall be announced in the same manner provided that the company receives the request no later than on the thirtieth day before the meeting and provided that such a request does not conflict with a substantial interest of the company. The requirement of a written request is also met if the request is recorded electronically.
25.4	All convocations for general meetings and all notifications to shareholders and depositary receipt holders shall be given by letters to the addresses according to the register of shareholders and the register of depository receipt holders. In case the shareholder, or the holder of a depositary receipt issued with the company’s cooperation, consents herewith, the convocation may also occur through an electronically transmitted readable and reproducible message at the address that has been provided by him to the company for this purpose.
Article 26. Imperfect convocation general meeting
26.1	Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

26.2	If the period for convocation mentioned in article 25.2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.
Article 27. Chairman. Minutes
27.1	The general meeting appoints its chairman.
27.2	Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.
Article 28. Rights exercisable during a meeting. Admission
28.1	Each shareholder entitled to vote shall be authorized to attend the general meeting, address the meeting and exercise their voting rights.
28.2	Furthermore, depositary receipt holders shall be authorized to attend and address the general meeting.
28.3	Every share shall give the right to cast one vote.
28.4	The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met if the power of attorney is recorded electronically.
28.5	The managing directors shall have an advisory vote at the general meeting.
28.6	Admission to the general meeting of persons other than those referred to in this article shall require a resolution by the general meeting.
28.7	The board of managing directors is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, to directly take note of the discussions at the meeting and to exercise the voting rights.
28.8	Votes that have been cast through an electronic communication method prior to the meeting, but not earlier than the thirtieth day prior to the meeting, will be treated equally to votes cast at the time of the meeting.
Article 29. Decision making general meeting
29.1	Resolutions shall be passed by an absolute majority of the votes cast, unless the law or the articles of association prescribes a greater majority.
29.2	In the event the votes are equal, the relevant motion shall be considered rejected.

29.3	Abstentions and invalid votes shall be deemed not to have been cast.
Article 30. Resolutions passed outside a meeting

30.1	Subject to the provision set out in the following paragraph, rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that such resolutions are adopted by a unanimous vote of all shareholders entitled to vote. The managing directors of the company will be informed of the intended resolutions and will be given the opportunity to render advice thereon. The votes may also be cast electronically.
30.2	This manner of decision-making shall not be possible if there are depositary receipt holders.
CHAPTER X
Amendment to the articles of association. Liquidation
Article 31. Amendment to the articles of association and dissolution
The general meeting may resolve to amend the articles of association or to dissolve the company.
If a motion to amend the articles of association or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders and depositary receipt holders until the meeting has been held.
Article 32. Liquidation
32.1	If the company is dissolved pursuant to a resolution by the general meeting, the managing directors shall be the liquidators of the dissolved company, unless the general meeting appoints other persons to that effect.
32.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.
32.3	The surplus remaining after payment of the debts shall be paid to the shareholders in proportion to the aggregate nominal value of their individual shareholdings.
32.4	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.
Final provisions
a.	Upon incorporation the issued capital shall amount to twenty thousand euro (EUR 20,000), divided into two million (2,000,000) ordinary shares, numbered 1 up to and including 2,000,000.
The Incorporator shall be allocated two million (2,000,000) shares.
The shares have been issued at par. The issued capital has been paid up in cash. Payment in foreign currency is allowed.
The documents required under article 2:203a of the Netherlands Civil Code have been attached to this deed.
The company hereby accepts the payments for the shares issued upon its incorporation.
b.	Upon incorporation and until the general meeting shall appoint additional managing directors in accordance with article 15.2, the company shall in deviation of article 15.1 have a board of managing directors consisting of only one managing director A.

For the first time shall be appointed as managing director A:

Mister Adriaan Cornelis Konijnendijk, residing at Naarderweg 26, 1261 BT in Blaricum, the Netherlands, born in the municipality of Oostvoorne on the twenty-fourth day of November, nineteen hundred and forty-seven, holder of the Dutch passport with number NK4132113;

c.	The company’s first financial year shall end on December 31, two thousand and ten.

d.	The company’s address will be: Piet Heinkade 55, 1019 GM Amsterdam, The Netherlands.

e.	The ministerial statement of no-objection was granted on the fourteenth day of November, two thousand and nine, under number BV 1573395, and shall be attached to this deed.
The appearing person is known to me, civil law notary.
WITNESSED THIS DEED, the original of which was drawn up and executed in Amsterdam on the date first written above.
Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave the appearing person an explanation thereon, and furthermore pointed out the consequences which will result for the party from the contents of this deed.
Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.
Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.